Exhibit 10.14
EXCLUSIVE LICENSE AGREEMENT
THIS EXCLUSIVE LICENSE (“Agreement”) is made this 30th day of April, 2008 by and between New Nycon, Inc. (“Licensee”) a wholly owned subsidiary of Pure Earth, Inc. (“PEI”) and Paul E. Bracegirdle (“Licensor”).
WHEREAS, Licensor has developed technology (“Technology”) for making and using a fiber reinforcement material from waste carpet materials (“Product”) which Technology and Product are the subject of the patent and patent application referenced in Schedule A hereto (“Patents”), and
WHEREAS, Licensee owns and operates a fiber reinforcement producing, packaging, marketing, distribution and sales organization, and is interested in obtaining an exclusive license with respect to such Patents to use the Technology to make, package, market, distribute and sell the Product.
WHEREAS, the parties have determined it is in their best interest to enter this Exclusive License Agreement.
NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
1.	License.

Licensor hereby grants to Licensee an exclusive license to make, package, market, distribute and sell the Product throughout the world using the Technology processes described in the Patents and as set forth in this Agreement.

2.	Fee.

In consideration for the grant of the exclusive license and the use of the Technology, Licensee agrees to pay Licensor upon the following basis:
(a) Upon execution of this Agreement Licensee shall pay Licensor a one-time license fee of Fifteen Thousand Shares (15,000 shares) of Pure Earth, Inc. stock to be held in escrow by Wheeler K. Neff, Esquire, acting as Escrow Agent, and in accordance with the Pro Forma (Schedule B) attached hereto and all other requirements set forth in the Stock Escrow Agreement bearing even date herewith have been met.
(b) During the initial twelve (12) month period of this Agreement, Licensee shall pay to Licensor a monthly consulting fee equal to Seven Thousand Seven Hundred Forty Dollars ($7,740.00) due and payable on the 1st day of each month beginning May 1, 2008 and ending April 30, 2009. Licensor shall be reimbursed monthly for any travel and out-of-pocket expenses incurred on behalf of Licensee.

(c) During the term of this Agreement, Licensee shall pay to Licensor an annual royalty fee of thirty percent (30%) of the EBTDA (Earnings before Taxes, Depreciation and Amortization) of Licensee’s total annual sales, revenue, proceeds or related income generated from Licensee’s fiber and fiber related products, equipment, technology or services including proceeds from any infringement actions or the like (“Royalty Fee”). Any income or proceeds of Licensee generated from a source not involving any fiber or fiber related products, equipment or services shall not be included in the Royalty Fee calculation. Such Royalty Fee shall be payable annually within ten (10) days after the completion of Licensee’s audited Financial Statement. Such audited Financial Statement shall be completed within ninety (90) days from the end of each calendar year beginning with the end of calendar year 2008. Such audited Financial Statement shall be prepared using a format comparable to the format of the Pro Forma (Schedule B) and in accordance with GAAP. Such annual Royalty Fee payment to Licensor shall be reduced, one time only, the first year and any succeeding year, if necessary, by an amount equal to thirty percent (30% — the Licensor’s only portion of payment of the Note) of the current total aggregate principal balance of $150,000 on the note issued by Bank of America in the original, principal, face amount of $150,000 (“Note”). Such Note which is referenced in Exhibit B of the Asset Purchase Agreement is to be assumed by the Licensee pursuant to such Asset Purchase Agreement, and Licensor shall participate in the repayment of the principal of such Note by paying only $45,000 (the Licensor’s portion of payment of the Note) of the $150,000 principal balance as provided in this Section 2 (d) above.
(d) All license fees and royalties paid hereunder shall be in US Dollars.

3.	Licensor Obligations. Representations and Warranties
(a) During the term of this Agreement, Licensor shall file all patent applications on inventions at his own expense and shall have exclusive control over such applications. Any new patents or patent applications related solely to the Licensee’s fiber business shall be exclusively granted to Licensee and incorporated hereto in an amended Exhibit A and for no additional compensation other than what is provided for in this Agreement.
(b) All maintenance, filing, renewal, extension, or any such other costs for pending and/or issued patents of Licensor shall be borne by Licensor.
(c) Licensor shall retain exclusive control and rights over all current Patents, and any patents hereafter acquired by Licensor as well as copyrights, know-how, technology, trade secrets, design, permits, information and intellectual property developed by Licensor before and after the signing of this Agreement.
(d) Licensor represents and warrants that Licensor is the owner of all right, title and interest in the Patents, and that item A of the Patents in Exhibit A was duly issued by the USPTO on December 6, 2005 as set forth in Exhibit A and, to the best of Licensor’s knowledge and belief, such item A is a valid and enforceable patent in accordance with its terms. In addition, item B of Exhibit A will be, to the best of Licensor’s knowledge and belief, upon issuance by the USPTO a valid and enforceable patent in accordance with its terms.

4.	Obligations of the Licensee.
(a) Licensor shall be provided reasonable financial and technical information as may be necessary and appropriate for Licensor to carry out his function as Licensor or as may be otherwise developed by Licensee as it relates to Licensor. Licensor shall have the annual right upon reasonable notice to inspect and audit the books and records of the Licensee at the sole cost and expense of Licensor.
(b) Licensee shall diligently prosecute and defend any infringement actions of the Technology and Patents at its sole cost and expense. Any recoveries from such infringement actions shall be distributed to and booked to the Licensee. In the event the licensee loses its defense of infringement actions of all Schedule A patent rights as well as any new patents and patent rights included under Article 3(a) above, and it is determined that all the patents and patent rights of all Schedule A patent rights as well as any new patents and patent rights included under Article 3(a) above are all held invalid or unenforceable, the Royalty Fee due in Article 2(d) herein shall be reduced from thirty percent (30%) to ten percent (10%) and all other terms and conditions of this Agreement shall remain in full force and effect.
(c) Except with respect to any issue relating to the validity and enforceability of the Patents, and the Technology and Product incorporating the materials and processes recited in the Patents, Licensee shall indemnify and hold harmless Licensor from any and all claims of any type of manner relating to the Patents, Technology or Products.
5.	Term and Termination.
(a) Term. This Agreement shall be effective as of the date first written above and shall continue in full force and effect thereafter until the expiration of the last of any Schedule A Licensed patent rights, unless earlier terminated in accordance with 5(b) or 5(c) below.
(b) Termination by Licensee. Licensee may terminate this Agreement for a material breach of any representation or other covenant of this Agreement upon 30 days notice to Licensor.

(c) Termination by Licensor. Licensor may terminate this Agreement upon thirty (30) days notice in the event the Licensee fails to pay any fees when due hereunder. In the event of any infringement action, Licensee shall be provided with an opportunity, not to exceed three years, to bring an infringement action to a resolution to the reasonable satisfaction of the Licensor and the Licensee prior to the Licensor being able to terminate this Agreement.
(d) Any disputes arising under the Agreement shall be resolved by binding arbitration in the City of Wilmington, Delaware in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(e) In the event this Agreement is terminated in accordance with above Article 5(b) or 5(c) the Licensee shall cease using the Technology and making or selling the Product. However, the obligations contained in the Consulting Agreement and Stock Escrow Agreement shall continue in full force and effect until such time as they expire in accordance with their terms.
6.	Notices.
All notices and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:
(i)	If to Licensee:
Mr. Brent Kopenhaver
New Nycon, Inc.
One Neshaminy Interplex – Suite 201
Trevose, PA 19053
(ii)	If to Licensor: Mr. Paul Bracegirdle Post Office Box 88 Langhorne, PA 19047
Addresses may be changed by notice in writing signed by addressee.

7.	Sublicense and Assignability

This Agreement shall include the right to sublicense by the Licensee. Any sublicensee shall agree that the terms and conditions of any such sublicense agreement or agreements shall not be less favorable to Licensor than the terms and conditions contained in this Agreement. This Agreement is binding upon and shall inure to the benefit of Licensor and Licensee, their successors and assigns, and shall be assignable by either party with the reasonable consent of the other and in accordance with any provisions herein. However, in the event the Licensor desires to assign this Agreement and the rights contained herein to a third party assignee, the Licensor shall submit in writing such assignment offer to the Licensee. The Licensee shall then have thirty (30) days to match such assignment offer and close on such transaction. If the Licensee does not agree to match such offer and close such transaction within thirty (30) days, then the third party assignee shall be deemed approved by the Licensee and Licensor shall have the right to close with the third party assignee. Any such assignee shall agree to be solely responsible for any and all requirements of Licensor under the Agreement after the date of assignment until the termination of the Agreement and the Licensor shall have no further liability to the other parties under the Agreement after the effective date of assignment.

8.	Miscellaneous.

This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to limit or otherwise effect the meaning hereof. In any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way by affected thereby. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NEW NYCON, INC. — LICENSEE:
By:	/s/ Brent Kopenhaver
Brent Kopenhaver

LICENSOR:
By:	/s/ Paul Bracegirdle
Paul Bracegirdle

EXHIBIT A
TO LICENSE AGREEMENT
A.
US PATENT #6,971,784 of PAUL E. BRACEGIRDLE
ISSUED: DECEMBER 6, 2005
Process for producing fiber reinforced hot-mix asphaltic and cementitous structural materials with fiber pellets produced from carpet waste

B.	US PATENT APPLICATION SERIAL #11/18,522 of PAUL E. BRACEGIRDLE FILED: JULY 25, 2005 Process for producing and using fibers from waste carpet material